Exhibit 9

Administrative Office: 8525 East Orchard Road Greenwood Village, CO 80111 (888) 323-4952

November 29, 2007

First Great-West Life & Annuity Insurance Company and Variable Annuity-1 Series Account Administrative Office 8515 East Orchard Road Greenwood Village, CO 80111

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of the registration statement of First Great-West Life & Annuity Insurance Company Variable Annuity-1 Series Account (the “Account”), a separate account of First Great-West Life & Annuity Insurance Company, a New York corporation (the “Company”), with respect to the proposed sale of an indefinite amount of flexible premium deferred variable annuity contracts (the “Contracts”) described in the prospectus (the “Prospectus”) contained in the Registration Statement.

I am the Chief Legal Officer, Financial Services and Securities Compliance, of First GWL&A. In so acting, I have made such examination of the law, records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. For purposes of such examination, I have assumed the genuineness of all signatures and the conformity to the original of all copies. Based on the foregoing, I am of the opinion that:

1.	First GWL&A is a corporation in good standing, duly organized and validly existing under New York law, and subject to regulation by the New York Division of Insurance.

2.	The Account is a separate account validly established and maintained by First GWL&A in accordance with the provisions of the New York Insurance Code.

3.
All of the prescribed corporate procedures for the issuance of the Contracts have been followed, and when the Contracts are issued and sold in accordance with the Prospectus contained in this Registration Statement (or as amended further to comply with the requirements of the Securities and Exchange Commission), all applicable state laws will have been complied with.

Home Office: 50 Main Street, 9th Floor • White Plains, NY 10606

First Great-West November 29, 2007 Page 2

4.
When issued and sold as described in the Prospectus, the Contracts will be legally issued, fully paid and non-assessable, and represent binding obligations of First GWL&A in accordance with their terms.

I consent to the use this opinion or a copy thereof as an exhibit to the Registration Statement.

Yours truly,

/s/ Beverly A. Byrne
Beverly A. Byrne Chief Legal Officer, Financial Services and Securities Compliance

Home Office: 50 Main Street, 9th Floor • White Plains, New York 10606